Fushi International, Inc. Announces the Closing of $39 Million Equity Investment

DALIAN, China, Oct. 31 -- Fushi International, Inc., (NasdaqGM: FSIN), the worldwide leader in manufacturing of bimetallic wire, announced that it has successfully closed with certain accredited institutional investors the private placement of 2,786,000 shares of common stock at a purchase price of $14.00 per share, for gross proceeds of $39 million. Roth Capital Partners, LLC acted as the sole placement agent for this transaction.

For more detailed information on the financing referred to in this release, reference is made to Fushi's Current Report on Form 8-K and related exhibits filed with the Securities and Exchange Commission on Friday, October 26, 2007.

The common stock issued in the private placement has not been registered under the Securities Act of 1933, as amended, and may not be subsequently offered or sold by the investors in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements. Fushi has agreed to file a registration statement covering the resale by the investors of the common stock issued in the private placement.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About Fushi International

Fushi International Inc. through its wholly-owned subsidiary, Fushi International (Dalian) Bimetallic Cable Co., Ltd, manufactures bimetallic composite wire products, principally copper clad aluminium wires (''CCA''). CCA combines the conductivity and corrosion resistance of copper with the light-weight and relatively low cost of aluminium. It is a cost-effective substitute for single copper wire in a wide variety of applications such as coaxial cable for cable television and various video and data applications, signal transmission lines for telecommunication networks, distribution lines for electricity, electrical transformers, wire components for electronic instruments and devices, utilities, appliances, automotive, building wire and other industrial wires. For more information on Fushi, visit the website: http://www.fushiinternational.com .

Safe Harbor Statement

This press release may contain forward-looking statements concerning Fushi International's business and products. The actual results may differ materially depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in Fushi International's reports filed with the Securities and Exchange Commission. Fushi International undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

For more information, please contact:

Nathan Anderson
Director of Investor Relations
Fushi International Inc.
Tel: +86-139-1150-8107
Email: Nathan.anderson@fushiinternational.com

Bill Zima & Ashley Ammon MacFarlane
Integrated Corporate Relations
Tel: +1-203-682-8200